Exhibit H

UNLESS THIS GLOBAL SECURITY (THIS “SECURITY”) IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. (“CEDE”) OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE, HAS AN INTEREST HEREIN.

COMMON CODE:	137752093

ISIN NO.:	US900123CK49

CUSIP NO.:	900123 CK4

THE REPUBLIC OF TURKEY

4.875% Notes due October 9, 2026

No. R-001	U.S.$500,000,000

The Republic of Turkey (the “Republic” or “Issuer”), for value received, hereby promises to pay to Cede & Co., as nominee of the Depository Trust Company (“DTC”), or its registered assigns, the principal sum of U.S.$500,000,000 (five hundred million) in United States dollars on October 9, 2026 (the “Stated Maturity”), and to pay interest thereon from October 9, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on April 9 and October 9 in each year, commencing October 9, 2016 (each an “Interest Payment Date”), at the rate of 4.875% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Fiscal Agency Agreement hereinafter referred to, be paid to the person (the “registered holder”) in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the March 25 or September 24 (whether or not a business day), as the case may be (each a “Regular Record Date”), next preceding such Interest Payment Date through the Fiscal Agent. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the registered holder on such Regular Record Date and may either be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such interest to be fixed by the Republic, notice whereof shall be given to registered holders of Securities of this series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange.

Principal of (and premium, if any, on) this Security shall be payable against surrender hereof at the corporate trust office of the Fiscal Agent hereinafter referred to (or at such other offices or agencies as the Republic may designate and notify the holders as provided in paragraph 12 hereof) and at the offices of such other Paying Agents as the Republic shall have appointed pursuant to the Fiscal Agency Agreement. Payments of principal of (and premium, if any, on) Securities of this series shall be made against surrender of registered Securities of such series, and payments of interest on Securities of this series shall be made, in accordance with the foregoing and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person’s address appearing on the register of the Securities of this series or, in the case of payments of principal (and premium, if any), to such other address as the registered holder may specify upon such surrender; provided, however, that any payments shall be made, in the case of a registered holder of at least U.S.$1,000,000 aggregate principal amount of Securities of this series, by transfer of same-day funds to an account maintained by the payee with a bank located in The City of New York if such registered holder so elects by giving notice to the Fiscal Agent, not less than 15 days (or such fewer number of days as the Fiscal Agent may accept at its discretion) prior to the date of the payments to be obtained, of such election and of the account to which payments are to be made. The Republic covenants that until this Security has been delivered to the Fiscal Agent for cancellation, or monies sufficient to pay the principal of (and premium, if any, on) and interest on this Security have been made available for payment and either paid or returned to the Republic as provided herein, it will at all times maintain offices or agencies in the Borough of Manhattan, The City of New York (which, so long as the Securities are listed on any stock exchange located outside the United States of America and such exchange shall so require, shall include an office or agency in any required city outside the United States of America) for the payment of the principal of (and premium, if any, on) and interest on the Securities as herein provided.

This Security hereby amends and restates in its entirety the “No. R-001” security issued by the Republic on March 9, 2016, pursuant to Sections 12(b)(iv), (v) and (vi) of the Fiscal Agency Agreement, which governs the Securities of this series. This Security is being amended and restated in order to (a) correct a defective provision in this Security, (b) amend this Security in a manner that the Republic has determined does not materially adversely affect the interests of the holder of this Security, and (c) correct, in the opinion of the Republic, a manifest error of a formal or technical nature.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Fiscal Agent, or a duly appointed authentication agent pursuant to Section 3 of the Fiscal Agency Agreement, by manual signature, this Security shall not be valid or obligatory for any purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Republic has caused this instrument to be duly executed.

Dated: October     , 2016

THE REPUBLIC OF TURKEY, acting by

and through its Minister of State,

By:
Name:
Title:

Authentication:

This is one of the Securities of the series designated therein referred to in the within mentioned Fiscal Agency Agreement.

THE BANK OF NEW YORK MELLON

as Fiscal Agent

By:
Name:
Title:

1.	This Security is one of a duly authorized issue of securities of the Issuer consisting of U.S.$1,500,000,000 principal amount of 4.875% Notes due October 9, 2026 (herein called the “Securities”), issued and to be issued in accordance with a Fiscal Agency Agreement, dated as of March 23, 2015 (herein called the “Fiscal Agency Agreement”) and effective as of the Effective Date (as defined in the Fiscal Agency Agreement), between the Republic and The Bank of New York Mellon, as Fiscal Agent (herein called the “Fiscal Agent”, which term includes any successor fiscal agent under the Fiscal Agency Agreement), copies of which Fiscal Agency Agreement are on file and available for inspection at the corporate trust office of the Fiscal Agent in the Borough of Manhattan, The City of New York and, so long as the Securities are listed on any stock exchange outside the United States of America and such exchange shall so require, at the office of any required city outside the United States of America. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to U.S.$500,000,000.

The Securities constitute and will constitute direct, general, unconditional and unsubordinated public External Indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The Securities rank and will rank without any preference among themselves and equally with all other unsubordinated public External Indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Securities ratably with payments being made under any other public External Indebtedness.

The Republic undertakes that it shall not, so long as any of the Securities remain outstanding, create or permit to exist (i) any Lien (other than a Permitted Lien) for any purpose upon or with respect to any International Monetary Assets of the Republic; or (ii) any Lien (other than a Permitted Lien) upon or with respect to any other assets of the Republic to secure External Indebtedness of any Person, unless the Securities are given an equivalent interest. For purposes of the foregoing the following terms have the following meanings:

“Exportable Assets” means goods which are sold or intended to be sold for consideration consisting of or denominated in Foreign Currency and any right to receive Foreign Currency in connection with the sale thereof.

“External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit; (ii) each obligation of such person evidenced by a note, bond, debenture or similar written evidence of indebtedness; and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that, (I) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the Republic is not External Indebtedness; (II) an obligation to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; and (III) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable government program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, the Republic or any other Turkish Person.

“Foreign Currency” means any currency other than the lawful currency of the Republic.

“Guarantee” includes a suretyship or any other arrangement whereby the respective party is directly or indirectly responsible for any External Indebtedness of any other Person, including without limitation any obligation of such party to purchase goods or services or supply funds or take any other action for the purpose of providing for the payment or purchase of such External Indebtedness (in whole or in part).

“International Monetary Assets” means all official holdings of gold, Special Drawing Rights, Reserve Positions in the International Monetary Fund and Foreign Exchange which is owned or held by the Republic or any monetary authority of the Republic, all as defined by the International Monetary Fund.

“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, security interest or other encumbrance.

“Permitted Lien” means (1) any Lien on Foreign Currency (or deposits denominated in Foreign Currency) securing obligations with respect to a letter of credit issued in the course of ordinary commercial banking transactions (and expiring within one year thereafter) to finance the importation of goods or services in the Republic; (2) any Lien on Exportable Assets (but not official holdings of gold), documents of title relating thereto, insurance policies insuring against loss or damage with respect thereto and proceeds of the foregoing, securing External Indebtedness incurred to finance the business of producing or exporting Exportable Assets, provided that (x) the proceeds of the sale of such Exportable Assets are expected to be received within one year after such Exportable Assets or documents become subject to such Lien; and (y) such External Indebtedness (i) is to be repaid primarily out of proceeds of sale of Exportable Assets subject to such Lien; and (ii) does not arise out of financing provided by the lender on condition that other External Indebtedness be repaid; (3) any Lien securing External Indebtedness incurred for the purpose of financing any acquisition of assets (other than International Monetary Assets), provided that the assets which are subject to such Lien are (x) tangible assets acquired in such acquisition (including, without limitation, documents evidencing title to such tangible assets); (y) claims which arise from the use, failure to meet specifications, sale or loss of, or damage to, such assets; or (z) rent or charter hire payable by a lessee or charterer of such assets; (4) any Lien on or with respect to assets (other than International Monetary Assets) existing at the time of the acquisition thereof, provided that such Lien was not incurred in contemplation of such acquisition; (5) any Lien on or with respect to assets (other than International Monetary Assets) acquired (or deemed to be acquired) under a financial lease, or claims arising from the use, operation, failure to meet specifications, sale or loss of, or damage to, such assets, provided that (x) such Lien secures only rentals and other amounts payable under such lease and (y) such assets were not owned by the Republic for more than 120 days prior to becoming subject to such lease; (6) any Lien on any assets which arose pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings; (7) any Lien arising by operation of law (and not pursuant to any agreement) which has not been foreclosed or otherwise enforced against the assets to which it applies, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and banker’s liens with respect to property held by financial institutions, provided that such Lien arises in the ordinary course of the activities of the owner of the assets subject thereto and not with a view to securing any External Indebtedness; (8) any Lien securing External Indebtedness incurred in connection with any Project Financing, provided that the assets to which such Lien applies (x) are not official holdings of gold; and (y) are (i) assets which are the subject of such Project Financing or (ii) revenues or claims which arise from the use, operation, failure to meet specifications, exploitation, sale or loss of, or damage to, such assets; (9) Liens on assets (other than official holdings of gold) in existence on March 9, 2016, provided that such Liens remain confined to the assets affected thereby on March 9, 2016, and secure only those obligations so secured on March 9, 2016; (10) any Lien arising in connection with contracts entered into substantially simultaneously for sales and purchases at market prices of precious metals; and (11) any Lien or Liens which otherwise would not be permissible pursuant to the negative pledge and which secure(s) indebtedness in an aggregate amount not exceeding U.S.$50,000,000 (or the equivalent thereof in other currencies or composite currency units).

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or other judicial entity, including, without limitation, a government or governmental body or agency or instrumentality or any international organization or agency.

“Project Financing” means any financing of the acquisition, construction or development of any asset in connection with a project if the Person or persons providing such financing expressly agree to look to the asset financed and the revenues to be generated by the use, exploitation, operation of or loss of or damage to, such asset as a principal source of repayment for the moneys advanced and at the time of such financing it was reasonable to conclude that such project would generate sufficient income to repay substantially all of the principal of and interest on all External Indebtedness incurred in connection with such project.

“Special Drawing Rights,” “Reserve Positions in the Fund” and “Foreign Exchange” have, as to the types of assets included, the meanings given to them in the International Monetary Fund’s publication entitled “International Financial Statistics” or such other meanings as shall be formally adopted by the International Monetary Fund from time to time.

“Turkish Person” means the Republic and any Person who is a resident or national of the Republic or which has its principal place of business, seat or head office in the Republic or any Person incorporated or organized under the laws of the Republic.

2.	The Securities are issuable in fully registered form. Securities are issuable in authorized denominations of U.S.$200,000 and integral multiples of U.S.$1,000 above that amount.

3.

Except as set forth in this paragraph 3, the Securities are issuable only as fully registered global Securities, without coupons, each registered in the name of The Depository Trust Company, a nominee thereof or a successor to The Depository Trust Company, or a nominee thereof, and (i) no book-entry Security may be transferred, except in whole and not in part, and only to The Depository Trust Company, one or more nominees of The Depository Trust Company or one or more respective successors of The Depository Trust Company and its nominees, and (ii) no book-entry Security may be exchanged for any Security other than another book-entry Security. Notwithstanding any other provisions of the Fiscal Agency Agreement or this book-entry Security, a book-entry Security may be exchanged for registered Securities registered in the name of a person other than The Depository Trust

Company, a nominee of The Depository Trust Company or a successor of The Depository Trust Company or its nominee if The Depository Trust Company notifies the Republic that it is unwilling or unable to continue as depository for such book-entry Security or ceases at any time to be a clearing agency registered under the Securities Exchange Act of 1934, (ii) the Republic, in its sole discretion, instructs the Fiscal Agent in writing that a book-entry Security shall be so transferable and exchangeable, or (iii) there shall have occurred and be continuing an event of default with respect to the Securities evidenced by this book-entry Security. Registered Securities issued in exchange for this book-entry Security will be registered in such names, and issued in such denominations (of U.S.$200,000 and integral multiples of U.S.$1,000 above that amount), as an authorized representative of The Depository Trust Company shall request.

The Republic shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Securities may be surrendered for registration of transfer or exchange. The Republic has initially appointed the corporate trust office of the Fiscal Agent as its agent in the Borough of Manhattan, The City of New York, for such purpose and agrees to cause to be kept at such office a register in which, subject to such reasonable regulations as it may prescribe, the Republic will provide for the registration of Securities and registration of transfers of Securities. The Republic reserves the right to vary or terminate the appointment of the Fiscal Agent as security registrar or of any Transfer Agent or to appoint additional or other registrars or Transfer Agents or to approve any change in the office through which any security registrar or of any Transfer Agent acts, provided that there will at all times be a security registrar in the Borough of Manhattan, The City of New York.

The transfer of a Security is registrable on the aforementioned register upon surrender of such Security at the corporate trust office of the Fiscal Agent or any Transfer Agent duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Republic and the Fiscal Agent duly executed by, the registered holder thereof or his attorney duly authorized in writing. Upon such surrender of this Security for registration of transfer, the Republic shall execute, and the Fiscal Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Securities of any authorized denominations and of a like aggregate principal amount.

At the option of the registered holder upon request confirmed in writing, Securities may be exchanged for Securities of any authorized denominations and of a like tenor, form and aggregate principal amount upon surrender of the Securities to be exchanged at the office of any Transfer Agent or at the corporate trust office of the Fiscal Agent. Whenever any Securities are so surrendered for exchange, the Republic shall execute, and the Fiscal Agent shall authenticate and deliver, the Securities which the registered holder making the exchange is entitled to receive. Any registration of transfer or exchange will be effected upon any Transfer Agent or the Fiscal Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request and subject to such reasonable regulations as the Republic may from time to time agree with the Transfer Agents and the Fiscal Agent.

All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Republic, evidencing the same debt, and entitled to the same benefits, as the Securities surrendered upon such registration of transfer or exchange. No service charge shall be made for any registration of transfer or exchange, but the Republic may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith, other than an exchange in connection with a partial redemption of a Security not involving any registration of a transfer.

Prior to due presentment of this Security for registration of transfer, the Republic, the Fiscal Agent and any agent of the Republic or the Fiscal Agent may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Republic nor the Fiscal Agent nor any such agent shall be affected by notice to the contrary.

4.	(a) The Republic shall pay to the Fiscal Agent at its corporate trust office in the Borough of Manhattan, The City of New York, on or prior to the opening of business on each Interest Payment Date, and the maturity date of the Securities, in such amounts sufficient (with any amounts then held by the Fiscal Agent and available for the purpose) to pay the interest on, and the principal of, the Securities due and payable on such Interest Payment Date or maturity date, as the case may be. The Fiscal Agent shall apply the amounts so paid to it to the payment of such interest and principal in accordance with the terms of the Securities. Any monies paid by the Republic to the Fiscal Agent for the payment of the principal of (or premium, if any) or interest on any Securities and remaining unclaimed at the end of two years after such principal (or premium) or interest shall have become due and payable (whether at maturity, upon call for redemption or otherwise) shall then be repaid to the Republic upon its written request, and upon such repayment all liability of the Fiscal Agent with respect thereto shall cease, without, however, limiting in any way any obligation the Republic may have to pay the principal of (and premium, if any) and interest on this Security as the same shall become due.

(b) In any case where the due date for the payment of the principal of (and premium, if any, on) or interest on any Security shall be at any place of payment a day on which banking institutions are authorized or obligated by law to close, then payment of principal (and premium, if any, on) or interest need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall accrue for the period after such date.

5.

(a) All payments of principal and interest, if any, made by the Republic in respect of the Securities shall be made without withholding or deduction for or on account of, any present or future taxes, duties, fees, funds, assessments or other charges of whatsoever nature levied or imposed by or on behalf of the Republic or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by tax law. In that event, the Republic shall pay such additional amounts as will result in receipt by the holders of Securities of such amounts that would have been received by them had no such withholding or deduction been required, except that no additional amounts shall be payable with respect to any Securities (a) to a holder (or a third party on behalf of a holder) where such holder is liable for such taxes, duties, fees, funds, assessments or charges in respect of such Securities by reason of having some connection with the Republic other than the mere holding of the Securities or the receipt of principal and interest in respect of the Securities; (b) presented for payment more than 30 days after the Relevant Date, except to the extent that the holder of such Securities would have been entitled to such additional amounts on presenting such Securities for payment on the last day of such 30-day period or (c) to a holder (or a third party on behalf of a holder) who is able to avoid such taxes, duties, fees, funds, assessments or charges by making a declaration of non-residence or other similar claim for exemption to the relevant taxing authority. For purposes hereof “Relevant Date” means whichever is the later of (a) the date on which such payment first becomes due and payable and (b) if the full amount payable has not been received in The City of New York by the Fiscal Agent on or prior to such due date, the date on which notice is given to the holders of such Securities that the full amount of those moneys has been received and is available for payment.

Upon not less than 30 days’ notice to holders of the Securities, the Republic shall have the right to require each holder of Securities to present at the office of any Paying Agent five business days prior to each Record Date a certificate in such form as the Republic may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable the Republic to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which the Republic or the Fiscal Agent may be required to deduct or withhold from payments in respect of such Securities under any present or future law of the United States of America or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. The Republic shall be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements on the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.

The Republic shall pay all stamp, documentary and other similar taxes or duties, if any, which may be imposed by the Republic, the United States of America or any political subdivision thereof or taxing authority of or in the foregoing with respect to the Fiscal Agency Agreement or the issuance of this Security.

(b) Whenever in this Security there is a reference, in any context, to the payment of the principal of (or premium, if any, on) or interest on, or in respect of, any Security, such mention shall be deemed to include mention of the payment of additional amounts provided for in paragraph 5(a) to the extent that, in such context, additional amounts are, were or would be payable in respect thereof pursuant to the provisions of such paragraph and express mention of the payment of additional amounts (if applicable) in any provisions hereof shall not be construed as excluding additional amounts in those provisions hereof where such express mention is not made.

6.	In the event any of the following shall occur (each an “Event of Default”):

(a)	the Republic fails to pay, when due, principal of (and premium, if any, on) or interest on any of the Securities and such failure continues for a period of 30 days; or

(b)	the Republic defaults in performance or observance of or compliance with any of its other obligations set forth in the Securities, which default is not remedied within 60 days after written notice of such default shall have been given to the Republic by the holder of any Security at the corporate trust office of the Fiscal Agent in The City of New York; or

(c)	any other present or future External Indebtedness (as defined above) of the Republic for or in respect of moneys borrowed or raised, in an aggregate amount of not less than U.S.$40,000,000 (or its equivalent in other currencies or composite currency units), becomes due and payable prior to its stated maturity otherwise than at the option of the Republic or any such amount of External Indebtedness is not paid when due (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d)	the Republic ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) which performs the functions of, or functions similar to the International Monetary Fund; or

(e)	the Republic announces its inability to pay its debts as they mature; or

(f)	it becomes unlawful for the Republic to perform or comply with any of its payment obligations under any of the Securities;

then the registered holder of this Security may, at such holder’s option so long as an Event of Default is continuing, declare the principal of the Securities of this Series (as defined in the Fiscal Agency Agreement) and interest accrued thereon to be due and payable immediately by written notice to the Republic at the office of the Fiscal Agent by such holder, and unless prior to receipt of such written demand by the Fiscal Agent all such defaults shall have been cured, the principal of the Securities of this Series and interest accrued thereon shall become and be immediately due and payable; provided, however, that any notice declaring the Securities of this Series due and payable shall become effective only when the Fiscal Agent has received such notice from holders of not less than 25% in aggregate principal amount of the Securities of this Series then Outstanding. If any Event of Default shall give rise to a declaration which shall be effective and all Events of Default shall cease to continue following such declaration, then such declaration may be rescinded and annulled by the affirmative vote or written consent of the holders of not less than 66 2/3% in aggregate principal amount of the Securities of this Series then Outstanding in accordance with the procedures set forth in paragraph 8 below.

7.	Any mutilated Security will be replaced by the Republic at the expense of the holder upon surrender of such Security to the Fiscal Agent. Securities that become destroyed, stolen or lost shall be replaced by the Republic at the expense of the holder upon delivery to the Fiscal Agent of the Security and evidence of the destruction, loss or theft thereof satisfactory to the Republic and the Fiscal Agent. In the case of a destroyed, lost or stolen Security, an indemnity satisfactory to the Fiscal Agent and the Republic may be required at the expense of the holder of such Security before a replacement security will be issued.

8.

The Fiscal Agency Agreement sets forth the provisions for the convening of meetings of holders of Securities and actions taken by written consent of the holders of Securities, as well as the provisions for modification of this Security and the Fiscal Agency Agreement itself.

Pursuant to Section 12(a)(xvii) of the Fiscal Agency Agreement, “Uniformly Applicable” means a Modification by which holders of Securities of all Series affected by that Modification are invited to exchange, convert or substitute their Securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a Modification will not be considered to be Uniformly Applicable if each exchanging, converting or substituting holder of Securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of Securities of any Series affected by that Modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of Securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of Securities of any Series affected by that Modification electing the same option under such menu of instruments).

9.	No reference herein to the Fiscal Agency Agreement shall alter or impair the obligation of the Republic, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

10.	This Security shall be governed by, and interpreted in accordance with, the laws of the State of New York, United States of America, except with respect to its authorization and execution on behalf of the Republic and any other matters required to be governed by the laws of the Republic, which shall be governed by the laws of the Republic.

11.	The Republic hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Security, and to constitute the same the valid obligation of the Republic in accordance with its terms, have been done and performed and have happened in due and strict compliance with the applicable laws of the Republic.

12.

Notices to holders of registered Securities shall be given to such holders in writing mailed, first class postage prepaid, to each holder of Securities, at the address of such holder as it appears in the register hereinabove referred to. If by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impracticable to give notice to the holders of Securities in the manner prescribed herein, then such notification in lieu thereof as shall be made by the Republic or by the Fiscal Agent on behalf of and at the instruction of the Republic shall constitute sufficient provision of such notice, if such notification shall, so far as may be practicable approximate the terms and conditions of the mailed notice in lieu of which it is given. If and for so long as the Securities are listed on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, and the rules of such exchange so require, the Republic shall give notice to registered holders by publication in a leading newspaper of general circulation in Luxembourg, which the Republic expects will initially be the Luxemburger Wort. Neither the failure to give notice nor any defect in any notice given to any particular holder of a Security shall affect the sufficiency of any notice with respect to other Securities. Such notice will be deemed to have been given on the date of mailing.

13.	The Republic may, from time to time, without the consent of the holders of any Security of this Series, create and issue additional Securities having terms and conditions the same as the Securities of this Series, or the same except for the amount of the first payment of interest, which additional Securities may be consolidated and form a single series with the outstanding Securities of this Series; provided that such additional Securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such Securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the Securities of this Series have as of the date of the issue of such additional Securities.